CHDT Corp – 3LED Eco-i-Lite  Available in National Promotional Products Catalog

DEERFIELD BEACH, FL, August 16, 2011 – As part of its expansion plan, South Florida-based Capstone Industries, a wholly owned subsidiary of CHDT Corporation (CHDO.OB), confirmed a National Promotional Products Catalog has placed its first order of the newly launched 3LED Power Failure Light. This item was recently added to the Company’s existing Eco-i-Lite line of LED lights which uses state-of-the-art Induction Charging technology, with no metal connectors.

Because of its versatile and multi-functional design, the product efficiently bridges the gap between gift and necessity, therefore becoming a great choice for corporate promotions. The 3LED Eco-i-Lite is a power failure light, handheld light and auto sensor nightlight – all in one!  Clearly, a money-saving and user-friendly choice, as battery and bulbs also never need to be replaced, and the handheld light easily slides in and out of the charging base for prompt use.

“Promotional products are important tools which assist modern companies to strengthen their brand and relationship with their audiences,” said Reid Goldstein, President of Capstone Industries. “The Eco-i-Lite is a great way to convey corporate values such as sustainability and the efficient use of technology,” he continued. “We are very excited with the addition of our 3LED Multi-function Power Failure Light to the existing programs at this National Promotional Products Catalog, which inaugurates a promising new category within the Catalog,” concluded Goldstein.

About Capstone Industries, Inc.

For more than a decade, the South Florida-based Capstone Industries, has specialized in the design, production and distribution of consumer products to retailers and wholesalers throughout the USA. Capstone Industries is committed to the development and distribution of unique and inventive products to a variety of channels including bookstore chains, convenience stores, drug & grocery, electronics, hardware, home improvement, internet, mail order, mass market, office supply, specialty, and warehouse clubs.

 About CHDT Corporation

CHDT Corporation (www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America. See www.chdtcorp.com for more information about the Company. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on the Company's and its subsidiaries' current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company" and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

FOR IMMEDIATE RELEASE
Contact: NATALIA PINHEIRO
Ph: 954-570-8889 ext. 306